EXHIBIT 10.2

FORM OF STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT

This Stock Option Agreement (“Agreement”) is by and between Manugistics Group, Inc., a Delaware corporation (the “Company”), and Jeremy P. Coote, an individual with an address at 109 Brooke Farm Road, St. Davids, Pennsylvania 19087 (the “Employee”).

BACKGROUND

The Employee was employed by the Company as its President pursuant to the terms of that certain letter agreement dated June 19, 2003, and effective June 23, 2003, between the Employee, the Company and Manugistics, Inc. (“Manugistics”), a Delaware corporation and wholly-owned subsidiary of the Company (the “Employment Letter”). In order to provide the Employee with a direct proprietary interest in the future success of the Company and to encourage the Employee to achieve maximum performance with the Company, the Board of Directors of the Company granted to the Employee on June 20, 2003, as provided in the Employment Letter, two options each to purchase 200,000 shares of Common Stock of the Company (the “Shares”) at a price of Five Dollars and Fifty-three and one half Cents ($5.535) per share, on the terms and subject to the conditions described herein, effective June 23, 2003, the date he became employed (the “Date of Grant”). This Agreement reflects the grant of these options as approved by the Board of Directors.

This Agreement shall be operated and administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

NOW, THEREFORE, in view of the foregoing, and in consideration of the premises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

1.     Grant of Options; Payment of Exercise Price.

a. The Company has granted to the Employee the right and option to purchase under the terms and conditions set forth below:

(i) Two hundred thousand (200,000) shares of the Company’s common stock at a price of Five Dollars and Fifty-three and one half Cents ($5.535) per share (the “Purchase Price”) (the “First Performance Option”); and

(ii) Two hundred thousand (200,000) shares of the Company’s common stock, at the Purchase Price (the “Second Performance Option” and together with the First Performance Option the “Performance Options” and each individually the “Performance Option”).

b. Each of the Performance Options may be exercised, in whole or in part as to a minimum of 50 shares or, if fewer, the total number of shares subject to the Performance Option, by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the Purchase Price, plus any required federal, state and/or local withholding taxes, in cash, or, with the prior approval of the Committee, in shares of common stock of the Company already owned by the Employee with such shares valued at their Fair Market Value. For such purposes, “Fair Market Value” shall be defined as the closing price of the common stock of the Company on the day immediately preceding the exercise date as reported on the Nasdaq System. The Employee may also simultaneously exercise a Performance Option (or a part thereof) and sell all or part of the Shares thereby acquired pursuant to any arrangement then in effect between any broker and the Company, and use the proceeds from such sale to pay the exercise price and withholding taxes. All actions with respect to the Performance Options are subject to compliance with the tax and securities laws and any applicable blackout or insider trading prohibitions of the Company.

2.     Terms and Exercise of Options.

a. Term and Vesting. Each of the Performance Options shall have a term of ten years from the date hereof, and, except as otherwise expressly provided herein, shall vest as follows:

(i) The First Performance Option shall vest on the earlier of: (y) the last day of the first consecutive four quarter period in which the Company achieves an Adjusted Operating Margin (as defined in Paragraph 2f below) of 10% or higher in each quarter or (z) June 23, 2010; and

(ii) The Second Performance Option shall vest on the earlier of: (y) the last day of the first consecutive two quarter period in which the Company recognizes and records total revenue, worldwide, of $90 million or more in each quarter or (z) June 23, 2010.

In order to vest in a particular Performance Option as described above, the Employee must be employed full-time by Manugistics during the entire period from the Date of Grant through the vesting date specified with respect to that particular Performance Option.

b. Disability. The Employee will be conclusively presumed to have become disabled if the Employee shall have been unable to fully discharge his responsibilities under the Employment Letter for a period of six (6) consecutive months because of his physical or mental illness or infirmity, as determined in good faith by Manugistics based upon the Employee’s eligibility for long term disability. In this event, any Performance Option which is vested on the date the Employee is conclusively presumed disabled shall be exercisable for a period of one (1) year from such date, after which it shall terminate, and any Performance Option which is not vested on the date the Employee conclusively presumed disabled shall be forfeited.

c. Death. If the Employee dies while a Manugistics’ employee, any Performance Option which is vested on the date of the Employee’s death shall continue to be exercisable by the Employee’s heirs or estate for a period of one (1) year from the Employee’s date of death, after which it shall terminate, and any Performance Option which is not vested on the Employee’s date of death shall be forfeited.

d. Termination Without Cause; Termination with Good Reason. If Manugistics terminates the Employee’s employment for any reason other than Cause (as defined in Paragraph 2f below) or the Employee terminates his employment for Good Reason (as defined in Paragraph 2f below), the Performance Options will stop vesting on the date the Employee’s severance period (as defined in Employment letter) ends. Any Performance Option which is vested on the date the Employee’s severance period ends shall be exercisable for a period of thirty (30) days following such date, after which it shall terminate (provided that if such thirty (30) day period would commence during a Company imposed blackout period, then the Company shall extend the exercise period for a period of thirty (30) days following the cessation of such Company imposed blackout period) and any Performance Option which is not vested on the date the Employee’s severance period ends shall be forfeited. The continuation of vesting during the Employee’s severance period is conditioned upon the Employee’s execution of a severance agreement and full release of claims provided by Manugistics and/or the Company in substantially the form used by Manugistics at the time of the signing of the Employment Letter.

e. Termination for Cause; Voluntary Termination. If Manugistics terminates the Employee’s employment for Cause or the Employee terminates his employment without Good Reason, any Performance Option which is vested on the Employee’s date of termination shall continue to be exercisable for a period of thirty (30) days following the Employee’s date of termination, after which it shall terminate (provided that if such thirty (30) day period would commence during a Company imposed blackout period, then the Company shall extend the exercise period for a period of thirty (30) days following the cessation of such Company imposed blackout period), and any Performance Option which is not vested on the Employee’s date of termination shall be forfeited.

f. Definitions. For the purposes of this Agreement:

(i) “Adjusted Operating Margin” shall be defined as Operating Margin calculated in accordance with GAAP, but excluding amortization of intangibles and acquired technology, goodwill impairment charge, restructuring and other impairment charges, purchased research and development charges related to acquisitions, non-cash stock compensation charges or benefits, settlement of a lawsuit, or impairment of an investment.

(ii) “Cause” shall mean any one or more of the following, as determined in good faith by Manugistics, which is not cured by the Employee within ten (10) days’ written notice from Manugistics of its determination: (w) gross or willful misconduct injurious to Manugistics, the Company, or any of their subsidiaries, divisions or affiliates, (x) an act of dishonesty that has a material adverse impact on Manugistics, the Company, or any of their subsidiaries, divisions or affiliates, (y) an act of insubordination that has a material adverse impact on Manugistics, the Company, or any of their subsidiaries, divisions or affiliates; or (z) conviction of a felony.

(iii) “Good Reason” shall mean, as reasonably determined by the Employee, any of the following events that are not consented to by the Employee: (y) any substantial reduction in the Employee’s Base Salary (as defined in the Employment Letter) or bonus opportunity (as set forth in the Employment Letter) that does not apply generally to substantially all executive officers of the Company or (z) any change in the Employee’s title or position from either of the titles or positions set forth in the Employment Letter, unless such change occurs in connection with a change of control, as defined in Paragraph 2g below.

g. Change of Control. In the event that the Company has a change of control, which is defined as fifty-one percent (51%) of the Company’s voting stock having a change in ownership: (i) if the Employee’s responsibilities are not affected, fifty percent (50%) of the outstanding Performance Options shall immediately vest; (ii) if the Employee’s responsibilities are significantly diminished or the Employee is actually or constructively terminated other than for Cause, i.e., the Employee’s responsibilities no longer consist of those reasonably associated with the position of President, one hundred percent (100%) of the outstanding Performance Options shall immediately vest. The number of option shares vesting shall be determined by multiplying the original number of option shares granted which are still outstanding by the applicable percentage. A change in ownership of “fifty-one percent (51%) of the Company’s voting stock” shall mean a change in ownership as a result of a single purchase or series of related purchases by a single purchaser or a group of purchasers acting in concert by way of merger, consolidation or otherwise. The change of control rights granted herein are in addition to the rights granted under Paragraph 4b below.

h. Exercisability. Each of the Performance Options may only be exercised during the ten year term hereof and only to the extent the Performance Option is vested. In no event may a Performance Option be exercised after the expiration of the ten year term hereof. Except as otherwise expressly provided in this Agreement, no Performance Option may be exercised unless the Employee is employed by the Company at the time of exercise, and may only be exercised by the following persons, under the following conditions, and in all cases subject to all provisions of this Agreement: (i) by the Employee, (ii) by the Employee’s Permitted Transferees (as defined and in the manner provided below in Paragraph 2i), or (iii) if the Employee shall become disabled or die, and shall not have fully exercised the Performance Option, by the Employee or by the executors or administrators of the Employee or by any person or persons who shall have acquired the Performance Option directly from the Employee by bequest or inheritance. Notwithstanding the foregoing, a Performance Option may be exercised only to the extent that the Performance Option is vested pursuant to the terms of this Agreement.

i. Transferability. Except as provided herein, no part of a Performance Options, and no right or interest therein, shall be (i) assignable, alienable or transferable by the Employee, except by will or the laws of descent and distribution, or (ii) subject to any obligation, or the lien or claims of any creditor of the Employee, or (iii) subject to any lien, encumbrance or claim of any party made in respect of or through the Employee, however arising. During the lifetime of the Employee, the Performance Options are exercisable only by, and the Shares issued upon the exercise of a Performance Option will be issued only to, the Employee, his Permitted Transferees (as defined below), or his legal representative. Notwithstanding the foregoing, the Employee may transfer all or a portion of the Performance Options; provided, that in no event shall any transfer be made to any person or persons other than the Employee’s parents, spouse or other life partner, children or grandchildren, siblings, or children of siblings, or a trust for the exclusive benefit of the Employee or any one or more such persons (each a “Permitted Transferee”), which transfer must be made as a gift and without any consideration, or pursuant to a qualified domestic relations order. All other transfers and any retransfer by any Permitted Transferee are prohibited and any such purported transfer shall be null and void. The Performance Options and the Employee shall continue to be subject to the same terms and conditions as were in effect immediately prior to such permitted transfer. The Employee shall remain responsible to the Company for the payment of all withholding taxes incurred as a result of any exercise of any Performance Option. In no event shall any permitted transfer of a Performance Option create any right in any party in respect of the Performance Option, other than the right of the Permitted Transferee to exercise the Performance Option to the extent the Employee could have exercised the Performance Option had such transfer not occurred.

3.     Recapitalization. Subject to any required action by the stockholders of the Company, the number of Shares which may be purchased at any time under the Performance Options, and the price per share therefor, shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of the common stock of the Company resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the common stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company, such that, upon exercise of the Performance Option from time to time thereafter, the Employee shall be entitled to receive such number of Shares as he would have received had the Performance Option been exercised prior to such action.

4.     Consolidation; Merger; Dissolution and Conversion.

a. Subject to any required action by the stockholders of the Company, if the Company shall be the surviving corporation in any merger or consolidation while any part of a Performance Option remains unexercised, such unexercised part of the Performance Option shall pertain to and apply to the securities to which a holder of the number of Shares subject hereto would have been entitled (i.e., the Employee shall be entitled to purchase such number of securities as he would have received had the Performance Option been exercised prior to such merger or consolidation).

b. In the event of a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, the Employee shall, in such event, have the right, immediately prior to such dissolution, liquidation, merger or consolidation, to exercise the Performance Options in whole or in part without regard to the provisions of Paragraph 2a above, unless the Performance Options are assumed by the surviving or acquiring corporation, or its parent.

c. In the event of a change in the common stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be Shares within the meaning of the Performance Options.

5.     Failure to Exercise. If the Employee fails to exercise any part of a Performance Option in accordance with the terms of this Agreement within the period set forth in Paragraph 2h above, then such part and all rights attached thereto shall automatically and immediately terminate without notice. This Agreement does not impose any obligation on the Employee to exercise the Performance Options or any part thereof nor does it modify the other terms of Employee’s employment set forth in the Employment Letter. The Employee shall have no rights as a stockholder of the Company with respect to the Shares covered by the Performance Option unless and except to the extent that the Performance Option shall have been validly exercised.

6.     Notices. Any and all notices or other writings, which are required to be served, or which may be served under the provisions of this Agreement, shall be in writing, and shall be sufficiently served if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth on the first page of this Agreement, or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof. If mailed as aforesaid, three (3) days after the date of mailing shall be the date notice shall be deemed to have been received.

7.     Entire Agreement. This Agreement and the Employment Letter constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral between the parties and may be amended only by a written document signed by the parties hereto.

8.     Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without reference to principles of conflicts of laws.

9.     Headings. The headings and captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

10.     Corporate Action. No provision of this Agreement shall be construed as altering the Employee’s status as an employee at will, or to prevent the Company from taking any corporate action deemed by the Company to be appropriate or in its best interest, whether or not such action could have an adverse effect on the Performance Options, and neither the Employee or the Employee’s estate, personal representative, beneficiary or Permitted Transferee shall have any claim against the Company as a result of taking such action.

11.     Administration. This Agreement shall be administered by the Committee. The Committee shall have the full power and authority to operate and administer this Agreement in accordance with its terms. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of this Agreement shall be final, conclusive and binding on the Employee, and all persons claiming through the Employee, affected thereby.

12.     Indemnification of Committee Members. In addition to such other rights of indemnification as they may have as members of the Board of Directors or the Committee, the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Agreement, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided, however, that any such Committee member shall be entitled to the indemnification rights set forth in this Paragraph 12 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful, and further provided that upon the institution of any such action, suit or proceeding a Committee member shall give the Company written notice thereof and an opportunity to handle and defend the same before such Committee member undertakes to handle and defend it on his own behalf.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MANUGISTICS GROUP, INC.

By:	/s/ Raghavan Rajaji

Raghavan Rajaji Chief Financial Officer and Executive Vice President

EMPLOYEE:

/s/ Jeremy P. Coote Jeremy P. Coote